Exhibit 10.15

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

RESEARCH AND LICENSE AGREEMENT

This Research and License Agreement (“Agreement”) is made on this 11th day of August 2019 (the “Effective Date”) by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) of the first part; and

VIRPAX PHARMACEUTICALS, INC., of 101 Lindenwood Drive, Suite 225, Malvern, PA 19355 USA (the “Company”), of the second part;

(each of Yissum and the Company, a “Party”, and collectively the “Parties”)

WHEREAS:	in the course of research conducted by Professor Yechezkel Barenholz (the “Researcher”), at the University (as defined in Section 1 below), the Researcher developed technology enabling the creation of quick-onset and long-acting formulations of opioid antagonists for mass casualty situations, as more fully described in the patent application(s) listed in Appendix A (collectively, the “Existing Patents”); and

WHEREAS:	pursuant to the regulations of the University, the rights and title to all inventions, know-how and the results of research created by scientists of the University vest solely with Yissum, including the technology developed by the Researcher as aforesaid; and

WHEREAS:	the Company has represented to Yissum that (i) the Company is experienced in the development of products in the Field similar to those to be based on the inventions and the results of research that are the subject of this Agreement; and (ii) either by itself or through having obtained third party funding, it has the financial capacity and the strategic commitment to facilitate the development, production, marketing, sale and distribution of such products; and

WHEREAS:	the Company is interested in the performance of research, by and under the supervision of the Researcher at the Hebrew University of Jerusalem, as specified in the research program attached to this Agreement as Appendix B; and is willing to finance the performance of such research in accordance with the budget set out in Appendix B; and

WHEREAS:	the Company wishes to obtain an exclusive license from Yissum for the development and commercialization, in the Field, of the inventions covered by the Existing Patents, as well as the results of the research conducted under this Agreement; and

WHEREAS:	Yissum agrees to grant the Company such a license, all in accordance with the terms and conditions of this Agreement.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble and appendices to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, “including” or “includes” shall mean including, without limiting the generality of any description preceding such terms and the use of the term “or” shall mean “and/or” and any reference to the term “sale” shall include the sale, lease, rental, or other disposal of any Product.

1.3.	The headings of the Sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	In this Agreement, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

1.4.1.	“Affiliate” shall mean any person, organization or other legal entity which controls, or is controlled by, or is under common control with, the Company. “Control” shall mean the holding of more than fifty percent (50%) of (i) the equity, or (ii) the voting rights, or (iii) the right to elect or appoint directors.

1.4.2.	“Development Plan” shall mean the written plan and timetable, a copy of which is attached to this Agreement as Appendix C, for the development and the commercialization of Products, including specific development milestones, prepared by the Company and approved by Yissum pursuant to Section 5.1 below.

1.4.3.	“Development Results” shall mean the results of activities carried out by the Company or by third parties (other than the Researcher and his/her team or any other University employee) at the direction of the Company pursuant to the Development Plan or otherwise in fulfillment of the Company’s obligations hereunder (including its development obligations under Section 5 below), including any invention, patent or patent application, product, material, method, discovery, composition, process, technique, know-how, data, information or other result which do not form part of the Licensed Technology, and further including any governmental or regulatory filing submitted, or approval, license, registration, or authorization obtained, by the Company, an Affiliate or Sublicensee in respect of the Products, as well as any other information, data, material, results, devices and know-how arising from the performance of the Development Plan.

1.4.4.	“Field” shall mean the use of the Licensed Technology for administration of opioid antagonists alone or in combination with other active ingredients including but not limited to respiratory stimulants.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.4.5.	“First Commercial Sale” shall mean the first sale of a Product by the Company, an Affiliate or a Sublicensee after the receipt of any required regulatory approval to market and sell such Product. Notwithstanding the foregoing and for the avoidance of doubt, sales of Products for the purposes of clinical trials or other testing prior to a First Commercial Sale shall entitle Yissum to payment of consideration in accordance with Section 7 below, but shall not be considered a First Commercial Sale.

1.4.6.	“Know-How” shall mean any non-public, proprietary, tangible or intangible information, techniques, technology, practices, trade secrets, inventions, methods, processes, knowledge, ancillary materials, results or devices (whether patentable or not) developed by the Researcher, prior to the execution of this Agreement, solely and directly related to the subject matter claimed in the Existing Patents, and belonging to Yissum and described generally in Appendix A.

1.4.7.	“License” shall have the meaning set forth in Section 3.1 below.

1.4.8.	“Licensed Patents” shall mean (i) the Existing Patents and any patents derived from the Agreement for Rendering Research Services of August , 2019 between Yissum and the Company, and any patent application that claims priority therefrom; as well as (ii) all divisions, continuations, continuations-in-part, re- examinations, reissues, renewals, registrations, confirmations, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”) (within the meaning of such term under Council Regulation (EU) No. 1768/92), and/or any other similar statutory protection, and any provisional applications, national, regional, PCT or similar applications and any and all patents issuing from, and patentable inventions, methods, processes, and other subject matter disclosed or claimed in, any or all of the foregoing and any and all improvements thereto.

1.4.9.	“Licensed Technology” shall mean the Know-How, the Research Results and the Licensed Patents.

1.4.10.	“Net Sales” shall mean:

(a)	the gross sales price invoiced for sales of Products by the Company, an Affiliate or Sublicensee to a third party; or

(b)	the fair market value of non-monetary consideration received in connection with such sales;

after deduction of: (i) commercially reasonable discounts and return credits to the extent actually taken by third parties; and (ii) sales taxes, including VAT paid by customers for transfer in full to applicable tax authorities; provided that such deductions shall be directly related to the sale of Products that were awarded within the regular running of the business of the Company, Affiliate or Sublicensee. For the sake of clarity, any payment or rebate received by the Company, an Affiliate or Sublicensee from any governmental agency directly in relation to the sales shall be considered as Net Sales.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

In the event of sales of Products made through a distributor, or marketing agent where the transfer to the distributor or marketing agent was made for a price certain without the Company, Affiliate or Sublicensee being entitled to any further compensation for such transfer based upon the price at which the distributor or marketing agent sells Products to a third party, the sales made by such distributor or marketing agent to a third party shall not be deemed gross sales for the purposes of this Agreement. Rather, the gross sales shall be the amounts invoiced for Products transferred to such distributor or marketing agent by the Company, an Affiliate or Sublicensee.

In the event of sales or deductions not made at “arms-length”, then for the purpose of calculation of Royalties (as defined below) to Yissum, Net Sales shall be calculated in accordance with arms- length prices for sale of Products to an independent third party purchaser and arms-length deductions, to be determined by the current market conditions, or in the absence of such conditions, according to the assessment of an independent appraiser to be selected by the Parties.

1.4.11.	“Product” shall mean any product, system, device, material, method, process or service, the development, manufacture, provision or sale of which, in whole or in part (i) uses, exploits, comprises, contains, improves upon or incorporates the Licensed Technology or any part thereof, or is otherwise covered thereby, or falls within the scope thereof, in whole or in part, or uses the Licensed Technology as a basis for subsequent modifications; or (ii) but for the License (as defined below) would infringe any claim of a Licensed Patent.

1.4.12.	“Representatives” shall mean employees, researchers, officers, agents, subcontractors, consultants, and/or any other person or entity acting on a Party’s behalf.

1.4.13.	“Research” shall mean the research to be conducted by the Researcher pursuant to the Research Program and Research Budget during the Research Period.

1.4.14.	“Research Budget” shall mean the budget set forth in Appendix B.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.4.15.	“Research Period” shall mean the expected length of the Research Program, as set forth in Appendix B.

1.4.16.	“Research Program” shall mean the program under which the Research shall be funded by the Company and shall be carried out and conducted by the Researcher, as set forth in Appendix B.

1.4.17.	“Research Results” shall mean any inventions, products, materials, compounds, compositions, substances, methods, processes, techniques, know-how, data, information, discoveries and other results of whatsoever nature, discovered or occurring in the course of, or arising from, the performance of the Research, including any patent applications and patents (which shall be added to the list of Licensed Patents set forth on Appendix A), information, material, results, devices or know-how arising therefrom.

1.4.18.	“Researcher” shall mean Prof. Yechezkel Barenholz, or such other person(s) as determined and appointed from time to time by Yissum to supervise and to perform the Research, if applicable.

1.4.19.	“Subcontracting Agreement” shall mean (i) a bona fide subcontracting agreement with a subcontractor in which the Company must grant the subcontractor the right to make use of the Licensed Technology on behalf of the Company, and for which use the Company is required to pay or otherwise compensate the subcontractor, including, but not limited to, manufacturing or developing any of the Products (or part thereof); or (ii) a bona fide arms-length research agreement, pursuant to which an academic or research institution is engaged for the purpose of performing research, on the Company’s behalf, for the development of any of the Products (or part thereof); provided that in no event shall the consideration (if any) therefor comprise any Products; and further provided that such subcontracting agreement in (i) and (ii) above shall contain terms substantially as protective in relation to the Licensed Technology, as the terms of this Agreement; and the term “Subcontractor” shall be construed accordingly.

1.4.20.	“Sublicense” shall mean any grant by the Company or its Affiliates of any of the rights granted under this Agreement or any part thereof; including the right to develop, manufacture, market, sell or distribute the Licensed Technology or any Product, for which grant the recipient of the Sublicense is required to pay the grantor of the Sublicense (or the grantor’s related entity), excluding a Subcontracting Agreement.

1.4.21.	“Sublicense Consideration” shall mean any proceeds or consideration or benefit of any kind whatsoever, whether monetary or otherwise, that the Company or an Affiliate may receive from a Sublicensee as a direct or indirect result of the grant of a Sublicense or an option for a Sublicense and/or pursuant thereto, except amounts received by the Company which constitute royalties based on sales by Sublicensees in respect of which the Company is required to pay Royalties to Yissum.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

1.4.22.	“Sublicense Fees” shall have the meaning set forth in Section 7.6 below.

1.4.23.	“Sublicensee” shall mean any third party to whom the Company or an Affiliate shall grant a Sublicense or an option for a Sublicense. For the sake of clarity, Sublicensee shall include any other third party (other than a Subcontractor) to whom such rights shall be transferred or assigned, or who may assume control thereof by operation of law or otherwise.

1.4.24.	“Territory” shall mean worldwide

1.4.25.	“University” shall mean the Hebrew University of Jerusalem and each of its branches.

2.	The Research

2.1.	The Company hereby undertakes to finance performance of the Research in accordance with the Research Program and Research Budget during the Research Period or any amendments thereof.

2.2.	The Research shall be conducted by and under the supervision of the Researcher. Should the Researcher be unable to complete the Research for any reason, Yissum shall notify the Company in writing of the identity of a suitable replacement researcher. If the Company does not object in writing to the replacement researcher on reasonable grounds within thirty (30) days of this written notification, the substitute researcher shall be deemed acceptable to the Company. Alternatively, the Company shall have the right to terminate the Research, provided that (i) no monies paid to Yissum for the Research in accordance with the Research Budget and pursuant to the schedule set forth in Appendix B, will be refundable; and (ii) the Company shall be responsible for the payment of any accrued fees and expenses due to Yissum based on work duly performed up to the date of termination and those irrevocable commitments that were part of the Research Budget and entered into by Yissum prior to having received the Company’s written notice of termination.

2.3.	For the avoidance of doubt, should the Company wish to place its employees in the laboratories of the Researcher on any campus of the University in connection with the Research or any other aspect of this Agreement it may do so after executing a separate agreement with Yissum setting out the terms of such placement.

2.4.	As compensation to Yissum for the Research, subject to any earlier termination of the Research pursuant to Section 2.2 above, the Company shall pay Yissum the total sum of ______________________ US Dollars ($_____________)

[To be determined upon receipt of the NIH Grant Approval], payable as set forth in Appendix B.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

2.5.	Yissum shall have the right of first offer to conduct any additional research not included in the Research Program, which may be required by the Company to develop a Product, provided that there are employees of the University competent and available to perform such additional research.

2.6.	For the avoidance of doubt, (a) the Researcher(s) may, where reasonably necessary or appropriate during the Research Period, reallocate the Research Fee among the various expense categories set forth in the Research Budget in Appendix B; and (b) nothing herein shall prevent Yissum or the University or the Researcher from obtaining any finance or grants from other entities for research regarding the Licensed Technology, provided that such entities shall not be granted rights in the Research or Research Results prejudicial to the rights granted to the Company in this Agreement. The results of any such research financed by other entities shall not form part of the Licensed Technology and shall not be subject to the License hereunder.

2.7.	Within thirty (30) days of the end of each six (6) months of the Research Program, Yissum shall present the Company with a written report from the Researcher summarizing the results of the Research during the preceding year.

2.8.	Nothing contained in this Agreement shall be construed as a warranty on the part of Yissum that any results or inventions will be achieved by the Research, or that the Research Results, if any, are or will be commercially exploitable. Yissum makes no warranties whatsoever as to the commercial or scientific value of the Research Results.

2.9.	Should the Company choose to (a) retain the services of the Researcher or any other employee of the University in connection with the Research or the License; or (b) grant any benefit, including cash payments or securities of any kind, to the Researcher or any other employee of the University, it shall do so only through a written agreement executed between the Company and Yissum. Any such agreement will require, among other things, that any intellectual property rights generated under such agreement will be governed by the terms of this Agreement.

3.	The License

3.1.	Subject to the full performance by the Company of its obligations in accordance with this Agreement, Yissum hereby grants the Company an exclusive license to make commercial use of the Licensed Technology, in order to develop, manufacture, market, distribute or sell a Product, all within the Field and the Territory only, subject to and in accordance with the terms and conditions of this Agreement (the “License”). For the avoidance of doubt, the license to the Know-How shall be exclusive only as it relates to the application of such Know-How to creating Products within the Field.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

3.2.	Notwithstanding the provisions of Section 3.1, above, Yissum, on behalf of the University, shall retain the right (i) to make, use and practice the Licensed Technology for the University’s own research and educational purposes; (ii) to license or otherwise convey to other academic and not-for-profit research organizations, the Licensed Technology for use in non-commercial research; and (iii) to license or otherwise convey the Licensed Technology to any third party for research or commercial applications outside the Field.

3.3.	For the avoidance of doubt, however, should the Company fail, within twelve (12) months from Effective Date, (a) to raise at least [**] for further research and development of the Licensed Technology; and (b) to allocate at least [**] of the amounts so raised for research to be conducted by the Researcher at the University, the License granted in Section 3.1 above may be cancelled and this Agreement terminated at Yissum’s discretion.

4.	Term of the License

The License shall expire, if not earlier terminated pursuant to the provisions of this Agreement, on a country-by-country, Product-by-Product basis, upon the later of: (i) the date of expiration in such country of the last to expire Licensed Patent included in the Licensed Technology; (ii) the date of expiration of any exclusivity on the Product granted by a regulatory or government body in such country; or (iii) the end of a period of twenty (20) years from the date of the First Commercial Sale in such country. Should the periods referred to in Subsections (i) or (ii) expire in a particular country prior to the period referred to in Subsection (iii), above, the license in that country or those countries shall be deemed a license to the Know-How during such post-expiration period.

Upon the expiration of the later of the periods set forth in Subsections (i) through (iii) above (and provided that the License has not been terminated prior thereto), the Company shall have a fully-paid exclusive license to the Know-How only as it relates to the application of such Know-How to creating Products within the Field.

5.	Development and Commercialization

5.1.	The Company undertakes, at its own expense, to use commercially reasonable efforts to carry out the development, regulatory, manufacturing and marketing work necessary to develop and commercialize Products in accordance with the Development Plan approved by Yissum, a copy of which shall be attached to this Agreement as Appendix C within sixty (60) days of the Effective Date. The Development Plan may be modified from time to time by the Company as reasonably required in order to achieve the commercialization goals set forth above, upon Yissum’s prior written approval, but without derogating from the dates of the achievement of the Milestones set forth in this Section 5. All terms and conditions of the License and this Agreement shall apply to the modified Development Plan and subsequent Development Results. Notwithstanding anything to the contrary contained herein, the Company undertakes to use commercially reasonable efforts to meet all of the following milestones identified in Section 7.3 below for at least one Product (the “Development Milestones”).

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

5.2.	The Parties shall establish a steering committee (the “Committee”) to oversee the Research, Research program and the exercise of the License. Each Party shall be entitled to designate two (2) representatives to the Committee (the “Committee Representatives”), which shall meet at least twice per calendar year. The Committee Representatives shall be bound by the confidentiality arrangements set out in this Agreement. The Company shall consult with Yissum, via Yissum’s Committee Representatives, in respect of significant decisions related to the exercise of the License. For the avoidance of doubt, the Committee shall be a forum for the exchange of information between the Parties with respect to the foregoing matters, shall act only in an advisory capacity and shall not have decision-making powers.

The Company shall (i) provide Yissum with periodic written reports (“Development Reports”) not less than once per every six (6) months concerning all material activities undertaken in respect of the exercise of the License, (ii) keep Yissum informed on a timely basis concerning all material activities and changes to the Development Plan undertaken in respect of the exercise of the License, and (iii) at Yissum’s request, from time to time, provide Yissum with further information relating to the Company’s activities in exercise of the License. The Development Reports shall include detailed descriptions of the progress and results, if any, of: (a) the tests and trials conducted and all other actions taken by the Company pursuant to the Development Plan, and a summary of the Development Results and any other related work effected by the Company or by any Affiliate or Sublicensee during the six (6) month period prior to the report, (b) manufacturing, sublicensing, marketing and sales during the six (6) month period prior to the report; (c) the Company’s plans in respect of the testing, undertaking of trials or commercialization of Products for the following six (6) months; and (d) projections of sales and marketing efforts following the First Commercial Sale. Development Reports shall also set forth a general assessment regarding the achievement of any milestones; the projected – or actual – completion date of the development of a Product and the marketing thereof; as well as a description of any corporate transaction involving the Products or the Licensed Technology. If progress in respect of a Product differs from that anticipated in its Development Plan or a preceding Development Report, the Company shall explain, in its Development Report, the reason therefor and shall prepare a modified Development Plan for Yissum’s review and approval. The Company shall also make reasonable efforts to provide Yissum with any reasonable additional data that Yissum reasonably requires to evaluate the performance of the Company hereunder.

5.3.	The Company shall pursue the development and registration of, at least one Product in the US for the indications set forth in the Development Plan.

5.4.	Upon completion of the development of any Product, the Company undertakes to perform all commercially reasonable actions necessary to maximize Net Sales of such Product on a regular and consistent basis. Payments of the License Maintenance Fee as set forth in Section 7 below, shall not release the Company from its obligation as stated in this Section.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

5.5.	If the Company shall not meet the Development Milestones or shall not commercialize the Products within a reasonable time frame, unless such delay is caused by (i) the requirements of a regulatory or other governmental authority; (ii) force majeure in accordance with Section 17.9, below; or (iii) unless the Company and Yissum have agreed in writing to amend the Development Plan, Yissum shall notify the Company in writing of the Company’s failure to meet its obligations of diligence and shall allow the Company one hundred eighty (180) days to cure such failure of diligence. The Company’s failure to cure within such one hundred eighty (180) day period to Yissum’s reasonable satisfaction shall be a material breach of this Agreement, entitling Yissum to immediate termination under Section 15.2 below.

5.6.	The Company shall perform all its activities hereunder in accordance with all applicable laws and regulations, and shall procure the receipt of all approvals and consents necessary for the performance of its obligations hereunder.

5.7.	The Company agrees to provide Yissum or the University (for no consideration) a defined number of units of any Product developed or manufactured under this Agreement at cost, for academic research purposes only.

6.	Sublicenses

6.1.	The Company may grant Sublicenses provided that such Sublicenses are in accordance with the provisions of this Agreement. The Company shall provide Yissum with an executed copy of a Sublicense or an amendment to such Sublicense within ten (10) days of their execution.

6.2.	In the context of any Sublicense, the Company will obtain an agreement from the relevant Sublicensee (i) that such Sublicensee may only use the Licensed Technology and any related information received from the Company in connection with the further development and commercialization of a Product, and will keep the same confidential; and (ii) naming Yissum as a third party beneficiary with the right to directly enforce the use and confidentiality provisions described in Subsection (i) above, the reporting provisions indemnification obligations set out below, the set forth below.

6.3.	The Company shall ensure that any Sublicense shall include material terms that require the Sublicensee to comply with the terms of this Agreement, including, Section 14 below, the breach of which terms shall be a material breach. Any act or omission of the Sublicensee which is not promptly remedied by the Company or the Sublicensee and which would have constituted a breach of this Agreement by the Company had it been an act or omission of the Company, and which the Company has not made best efforts to promptly cure, including termination of the Sublicense, shall constitute a breach of this Agreement by the Company. In the case of any such act or omission by any Sublicensee that would have constituted a material breach of this Agreement by Company entitling Yissum to terminate this Agreement had it been the act or omission of Company hereunder, (a) Company will take reasonable steps to cause such material breach to be cured (if curable) in a timely manner or (b) if such material breach cannot be cured in a timely manner, Company will notify Yissum of such material breach promptly after Company becomes aware of the relevant act or omission of the Sublicensee and understands both that such act or omission constitutes a material breach and that such material breach is not curable, and the Parties will discuss in good faith the appropriate measures to be taken, which may include termination of the Sublicense. Yissum will not have the right to terminate this Agreement on account of such material breach by such Sublicensee, if (i) such breach is cured in a reasonable time period or (ii) Company discusses with Yissum possible courses of action, and terminates such Sublicense agreement based on a right to terminate the Sublicense agreement (which Company undertakes to include in the Sublicense agreement) if such material breach is not cured within sixty (60) days and Yissum requests Company to terminate the Sublicense agreement due to such failure to cure the material breach.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

6.4.	Without derogating from the generality of Section 6.3 above, the Company shall require each Sublicensee to provide it with regular written royalty reports that include at least the detail that the Company is required to provide pursuant to Section 8.2 below. Upon request, the Company shall provide such reports to Yissum.

6.5.	For the avoidance of any doubt it is hereby declared that under no circumstance whatsoever shall a Sublicensee be entitled to assign such Sublicense or further Sublicense the License or any part thereof without the prior written consent of Yissum, which shall not be unreasonably delayed or withheld.

7.	License Consideration

In consideration for the grant of the License, the Company shall pay Yissum the following consideration during the term of the License as set forth in Section 4 above:

7.1.	Royalties at a rate of [**] of Net Sales (the “Royalties”).

7.2.	Beginning on the fifth (5th) anniversary and each year thereafter, the Company shall pay Yissum an annual License maintenance fee of $50,000 (the “License Maintenance Fee”) within thirty (30) days after each anniversary of the Effective Date. The License Maintenance Fee is non- refundable, but may be credited each year against Royalties payable on account of Net Sales made during that year.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

7.3.	The Company shall pay Yissum the following amounts in connection with the achievement of the following milestones (whether by the Company, an Affiliate or a Sublicensee):

Milestone	Payment
Successful completion of formulation development in R&D scale	[**]
Successful completion of scale-up to pivotal scale	[**]
Dosing of 1st patient in the first Phase I clinical trial	[**]
Dosing of 1st patient in the first Phase II clinical trial	[**]
Dosing of 1st patient in the first Phase III clinical trial	[**]
Regulatory approval of NDA application	[**]
Commercial launch in the USA	[**]
Commercial launch in the European Union	[**]

7.4.	The Company shall pay Yissum Sublicense fees of the following percentages of Sublicense Considerations (the “Sublicense Fees”) at a rate as follows:

7.4.1.	If the Company executes the Sublicense Agreement prior to the investment of an aggregate of [**], not including any amounts received by the Company from grants from governmental or non-profit entities – [**];

7.4.2.	If the Company executes the Sublicense Agreement subsequent to the investment of an aggregate of [**] but prior to the investment of an aggregate of [**] US dollars, not including any amounts received by the Company from grants from governmental or non-profit entities – [**];

7.4.3.	If the Company executes the Sublicense Agreement subsequent to the investment of an aggregate of [**] not including any amounts received by the Company from grants from governmental or non-profit entities – [**].

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

8.	Reports and Accounting

8.1.	The Company shall give Yissum written notice of any (i) Sublicense Consideration received; (ii) First Commercial Sale made; or (iii) Milestone achieved.

8.2.	One (1) month after the end of each calendar quarter commencing from the earliest of (i) the First Commercial Sale; (ii) the grant of a Sublicense or receipt of Sublicense Consideration; or (iii) the occurrence of a Milestone, the Company shall furnish Yissum with a quarterly report (“Periodic Report”), certified as being correct by the chief financial officer of the Company, detailing the total sales and Net Sales effected during the preceding quarter, the total Sublicense Consideration received during the preceding quarter and the total Royalties, Sublicense Fees and, if relevant, any payments on account of the achievement of Milestone due to Yissum in respect of that period. Once the events set forth in Subsection (i), (ii) or (iii) above, have occurred, Periodic Reports shall be provided to Yissum whether or not Royalties, Sublicense Fees or payments on account of the achievement of Milestone are payable for a particular calendar quarter. The Periodic Reports shall contain full particulars of all Product sales made by the Company, Affiliates or Sublicensees and of all Sublicense Consideration received, including a breakdown of the number and type of Products sold, discounts, returns, the country and currency in which the sales were made, invoice dates and all other data enabling the Royalties and Sublicense Fees payable to be calculated accurately.

8.3.	The Company shall pay the amounts due to Yissum for the reported period within thirty (30) days of the presentation of the Periodic Report against an invoice issued by Yissum for such amounts. All payments under this Agreement shall be computed and paid in US dollars, using the appropriate foreign exchange rate reported by the Bank of Israel on the last working day of the calendar quarter. Payment of value added tax or any other tax, charge or levy applicable to the payment to Yissum of the consideration as detailed in Section 7 above, shall be borne by the Company and added to each payment in accordance with the statutory rate in force at such time. All payments made to Yissum by an Israeli entity shall be made without the withholding of any taxes, provided that Yissum shall supply such Israeli entity, at its request, with a tax certificate indicating an official exemption from tax withholding , for so long as Yissum has such a certificate. For the avoidance of doubt, if Yissum does not supply such certificate, the Israeli entity shall withhold taxes according to applicable law. All other payments to Yissum by non-Israeli entities shall be made without the withholding of any taxes. Payments may be made by check or by wire transfer to the following account:

[**]

8.4.	The Company shall keep, and shall require its Affiliates and Sublicensees to keep, full and correct books of account in accordance with applicable Generally Accepted Accounting Principles as required by international accounting standards enabling the Royalties and Sublicense Fees to be calculated accurately. Starting from the first calendar year after the First Commercial Sale, or the first grant of a Sublicense, whichever occurs first, an annual report, authorized by a certified public accountant, shall be submitted to Yissum within ninety (90) days of the end of each calendar year, detailing Net Sales and Sublicense Consideration, Royalties and Sublicense Fees, both due and paid (the “Annual Reports”). The Annual Reports shall also include the Company’s sales and royalty forecasts for the following calendar year, if available.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

The Company shall, and shall require and cause its Affiliates and Sublicensees to, retain such books of account for five (5) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for five (5) years after the end of the calendar year in which such termination becomes effective.

8.5.	Yissum will either (i) allow the Company a credit against future Royalties to be paid for Royalties previously paid on account of Net Sales, as appropriate, that were reported as bad debts in the Company’s annual audited financial statements; or (ii) if such bad debts are recorded by the Company in its annual audited financial statement after the Company’s obligation to pay Royalties has ceased, Yissum shall repay any Royalties received on account of Net Sales that were reported as bad debts by the Company.

8.6.	Yissum shall be entitled to appoint not more than two (2) representatives who must be independent certified public accountants or such other professionals as appropriate (the “Auditors”) to inspect during normal business hours the Company’s and its Affiliates’ books of account, records and other relevant documentation to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, provided that Yissum shall coordinate such inspection with the Company or Affiliate (as the case may be) in advance. In addition, Yissum may require that the Company, through the Auditors, inspect during normal business hours the books of account, records and other relevant documentation of any Sublicensees, to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, and the Company shall cause such inspection to be performed. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the Auditors deliver the results of the audit. Any underpayment shall be subject to interest in accordance with the terms of Section 8.7 below. In the event that any inspection as aforesaid reveals any underpayment by the Company to Yissum in respect of any year of the Agreement in an amount exceeding five percent (5%) of the amount actually paid by the Company to Yissum in respect of such year, then the Company shall, in addition, pay the cost of such inspection.

8.7.	Any sum of money due Yissum which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment at the rate of annual LIBOR plus five percent (5%) per annum accumulated on a monthly basis.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

9.	Ownership

9.1.	All right, title and interest in and to the Licensed Technology vest and shall vest solely in Yissum, and the Company shall hold and make use of the rights granted pursuant to the License solely in accordance with the terms of this Agreement.

9.2.	All rights in the Development Results shall be solely owned by the Company, except to the extent that an employee of the University, including, the Researcher, is considered an inventor of a patentable invention arising from the Development Results, in which case such invention and all patent applications and/or patents claiming such invention (“Joint Patents”) shall be owned jointly by the Company and Yissum, as appropriate.

9.3.	Upon the execution of this Agreement, the Company shall execute the letter of assignment attached to this Agreement as Appendix D concerning its interest in any Joint Patents that will provide that such interest will be irrevocably assigned to Yissum in the event that the Company is declared bankrupt, is voluntarily or involuntarily dissolved, or otherwise ceases operations.

10.	Patents

10.1.	Within thirty (30) days of the Effective Date, the Company shall reimburse Yissum for all previous documented expenses and costs relating to the registration and maintenance of the Licensed Patents listed in Appendix A.

10.2.	Yissum, in consultation with the Company, shall be responsible for the filing, prosecution and maintenance of the Licensed Patents in the Territory, at the Company’s expense (the “Ongoing Patent Expenses”). Each application and every patent registration shall be made and registered in the name of Yissum or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yissum. The Company agrees to have Yissum’s patent counsel directly bill the Company for such expenses and shall directly pay such bills in accordance with patent counsel’s directions.

10.3.	The Company undertakes and warrants that no amounts utilized by the Company for such payment of Ongoing Patent Expenses or for the reimbursement of Yissum’s past documented expenses and costs relating to the registration and maintenance of the Licensed Patents listed in Appendix A will be (i) funding provided by the Israel Innovation Authority (the “IIS”); (ii) funding that is earmarked as supplementary funding (“mimun mashlim”) for an IIS-approved project; or funding provided to the Company from any other governmental or regulatory institution of the State of Israel.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

10.4.	Subject to the above, the Parties shall consult and make every effort to reach agreement in all respects relating to the manner of making applications for and registering the patents, including the time of making the applications, the countries where applications will be made and all other particulars relating to the registration and maintenance of the Licensed Patents. Notwithstanding the foregoing, Yissum reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents.

10.5.	The Parties shall assist each other in all respects relating to the preparation of documents for the registration of any patent or any patent-related right upon the request of the other Party. Both Parties shall take all appropriate action in order to assist the other to extend the duration of a Licensed Patent or obtain any other extension obtainable under law, to maximize the scope of the protection afforded by the Licensed Patents.

10.6.	In the event that the Company is approached by a patent examiner or attorney in connection with any matter that is the subject matter of this Agreement, it shall give Yissum immediate notice of such approach. The Company shall only reply to such approaches after consultation with Yissum and subject to its consent.

10.7.	The Company, shall mark, and shall cause its Affiliates and Sublicensees to mark, all Products covered by one or more of the Licensed Patents with patent numbers (or the legend “patent pending”) applicable to such Product. The Company shall ensure that its Sublicensee complies with the provisions of this Section.

10.8.	If at any time during the term of this Agreement the Company decides that it is undesirable, as to one or more countries, to file, prosecute or maintain any patents or patent applications within the Licensed Patents, it shall give at least ninety (90) days written notice thereof to Yissum, and upon the expiration of the ninety (90) day notice period (or such longer period specified in the Company’s notice) the Company shall be released from its obligations to bear the expenses to be incurred thereafter as to such patent(s) or patent application(s). As of such time, such patent(s) or application(s) shall be removed from the Licensed Technology and Yissum shall be free to grant rights in and to such patent(s) or patent application(s) in such countries to third parties, without further notice or obligation to the Company, and the Company shall have no rights whatsoever to exploit such patent(s) or patent application(s) or the Know-How related thereto in that jurisdiction. Notwithstanding the foregoing, the Company shall be required to bear the costs and expenses for filing, prosecuting and maintaining the Licensed Patents in at least the following jurisdictions: the United States, Japan, China, the United Kingdom, Germany and France (the “Required Jurisdictions”). Should the Company fail to do so in any one of the Required Jurisdictions, Yissum shall be entitled to terminate this Agreement without any further notice and without any need to compensate the Company in any manner

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

10.9.	The foregoing does not constitute an obligation, representation or warranty, express or implied, on the part of Yissum that any patent or patent registration application will indeed be made or registered or be registerable in respect of the Licensed Technology or any part thereof, nor shall it constitute an obligation, representation, or warranty, express or implied, on the part of Yissum that a registered patent will be valid or afford any protection. For the avoidance of doubt, nothing in this Agreement constitutes an obligation, representation or warranty, express or implied, on the part of Yissum regarding the validity of or the protection afforded by any of the patents or patent registration applications detailed in Appendix A or regarding the commercial exploitability or any other value of the Licensed Technology or that the Licensed Technology will not infringe the rights of any third party.

11.	Patent Rights Protection

11.1.	The Company and Yissum shall each inform the other promptly in writing of any alleged infringements by a third party of the Licensed Patents in the Territory, together with any available written evidence of such alleged infringement.

11.2.	To the extent permitted by applicable law, if the Company, its Affiliate or any Sublicensee makes (directly or indirectly), any assertion, application or claim, or initiates or supports (directly or indirectly) any action or proceeding, that challenges the validity, enforceability or scope of any of the Licensed Patents (“Challenge Proceeding”), Yissum will have the right, at any time following the commencement of the Challenge Proceeding, to terminate this Agreement and the Royalty rates specified in this Agreement will be tripled with respect to Net Sales of Products that are sold, leased or otherwise transferred during the course of such Challenge Proceeding, and the percentage due to Yissum in respect of Sublicense Consideration will be tripled with respect to Sublicense Consideration during such period. If the outcome of such Challenge Proceeding is a determination in favor of Yissum, (a) the Royalty rate with respect to Net Sales of Products and the percentage due to Yissum with respect to Sublicense Consideration will remain at such triple rate as aforesaid; and (b) Company will reimburse Yissum for all expenses incurred by Yissum (including reasonable attorneys’ fees and court costs) in connection with such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of Company, Company will have no right to recoup any Royalties or Sublicense Fees paid before or during the course of such Challenge Proceeding.

11.3.	The Company, its Affiliate or Sublicensee shall have the first right in its own name and at its own expense to initiate any legal action and enforce the Licensed Patents against any infringement of such Licensed Patents. Before the Company, its Affiliate or its Sublicensee commences an action with respect to any infringement, the Company shall give careful consideration to the views of Yissum in making its decision whether or not to initiate any legal action and, if relevant, make these views known to its Affiliate or Sublicensee. The Company shall, or, if relevant, shall ensure that its Affiliate or Sublicensee shall, continuously keep Yissum apprised of all developments in the action and shall continuously provide Yissum with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, and shall seek Yissum’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity or enforceability of the Licensed Patents.

If Yissum shall determine that the legal actions taken by the Company may adversely affect Yissum’s rights hereunder, Yissum shall be entitled to appoint its own counsel to represent it in such litigation and the Company shall reimburse Yissum its actual payments for such legal representation. If the Company, its Affiliate or its Sublicensee elects to commence an action as described above and Yissum is a legally indispensable party to such action (being the registered owner of the infringed patent rights), Yissum, at the Company’s expense, may be joined as a co-plaintiff, provided that all the following conditions shall be fulfilled:

(a) the Company shall continuously provide Yissum with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, as well as all drafts of written submissions relating to such legal action that are sent to the Company for review, and all Yissum’s comments in respect thereof will be taken into account;

(b) any out of pocket expenses incurred by the Company or Yissum in connection with such action(s), including all legal and litigation related fees and expenses, all out of pocket expenses for external assistance required to comply with any discovery or other motions and any costs or amounts awarded to the counterparties in such action(s) shall be borne by the Company;

(c) if Yissum shall determine that a conflict of interest exists between the Company and Yissum, Yissum shall be entitled, at its own expense, to appoint its own counsel to represent it in such litigation and the Company shall make best efforts to ensure that such counsel chosen by Yissum is fully informed and receives all material necessary to adequately participate in such action; and

(d) the Company shall bear all costs, expenses and awards incurred by or awarded against Yissum, with respect to any action filed against Yissum alleging that an action initiated by the Company pursuant to the terms of this Section 11 was anticompetitive, malicious, or otherwise brought for an improper purpose, whether by a counterparty to such aforementioned action or by any third party.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

If Yissum is not required by law to be joined as a co-plaintiff, Yissum, to the extent permitted by law, and at its own cost, may elect to join the action as a co-plaintiff at its own initiative and shall jointly control the action with the Company, its Affiliate or its Sublicensee. Irrespective of whether Yissum joins any such action as described above it shall provide reasonable cooperation to the Company, its Affiliate or its Sublicensee. The Company shall reimburse Yissum for any costs it incurs as part of an action brought pursuant to this Section where Yissum has not elected to join the action as a co-plaintiff at its own initiative.

11.4.	If the Company, its Affiliate or its Sublicensee does not bring an action against an alleged infringer pursuant to Section 11.3, above, or has not commenced negotiations with said infringer for discontinuance of said infringement within one hundred and eighty (180) days after learning of said infringement, Yissum shall have the right, but not the obligation, to bring an action for such infringement at its own expense, and retain all proceeds from such action. If the Company has commenced negotiations with said infringer for the discontinuance of said infringement within such one hundred and eighty (180) day period, the Company shall have an additional period of ninety (90) days from the end of the first one hundred and eighty (180) day period to conclude its negotiations before Yissum may bring an action for said infringement.

11.5.	No settlement, consent judgment or other voluntary disposition of an infringement suit may be entered without the consent of Yissum, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt and notwithstanding anything to the contrary herein, should Yissum bring an action as set forth in Section 11.4 above, it shall have the right to settle such action by licensing the Licensed Technology outside the Field, or part of it, to the alleged infringer.

11.6.	Any award or settlement payment resulting from an action initiated by the Company pursuant to this Section 11 shall be utilized, first to effect reimbursement of documented out-of-pocket expenses incurred by both Parties in relation to such legal action, and thereafter shall be paid to the Company and shall be deemed Sublicense Consideration received under this Agreement, in respect of which Sublicense Fees shall be due to Yissum.

11.7.	If either Party commences an action and then decides to abandon it, such Party will give timely notice to the other Party. The other Party may continue the prosecution of the suit after both Parties agree on the sharing of expenses.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

12.	Confidentiality

12.1.	For the purposes of this Agreement (i) “Yissum Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed to the Company or any of its Representatives by Yissum or any of Yissum’s Representatives in connection with the Licensed Technology, Yissum, the University, the Researcher and other Representatives of Yissum and/or the University, whether in written, oral, electronic or any other form, except and to the extent that that any such information: (a) was known to the Company at the time it was disclosed, other than by previous disclosure by or on behalf of Yissum, as evidenced by the Company’s written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by the Company or any of its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by the Company without the use of Yissum Confidential Information, as demonstrated by documentary evidence; and (ii) “Company Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed by or on behalf of the Company under this Agreement, whether in written, oral, electronic or any other form, except and to the extent that any such information: (a) was known to Yissum or the University at the time it was disclosed, other than by previous disclosure by or on behalf of the Company, as evidenced by Yissum’s or the University’s written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by Yissum or its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to Yissum or the University by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by Yissum or the University without the use of the Company Confidential Information, as demonstrated by documentary evidence

12.2.	Yissum Confidential Information. The Company undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain full and absolute confidentiality of and shall not use the Yissum Confidential Information other than for the purposes of this Agreement. The Company undertakes not to convey or disclose any of the Yissum Confidential Information to any third party without the prior written permission of Yissum. The Company shall be liable for its officers or employees or other Representatives maintaining absolute confidentiality of and not using or disclosing the Yissum Confidential Information except as expressly provided herein. The Company shall treat such Yissum Confidential Information with the same degree of care and confidentiality that it maintains or protect its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

12.3.	Notwithstanding the foregoing, the Company may only disclose the Yissum Confidential Information:

(a)	to those of its Representatives who have a “need to know” such information as necessary for the exercise of its rights and/or performance of its obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement. The Company shall be responsible for ensuring that its Representatives abide by such undertakings of confidentiality; and

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

(b)	to any potential third party investor, including, any government, public foundation and/or private foundation, in connection with seeking potential funding for the Company, provided that such potential third party investor has executed a confidentiality and non- use agreement which imposes similar obligations to those set out in this Agreement; and

(c)	to any competent authority for the purposes of obtaining any approvals or permissions required for the exercise of the License and/or the implementation of this Agreement, or in the fulfillment of a legal duty owed to such competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements); and

(d)	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that the Company promptly notifies Yissum thereof in order to enable Yissum to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with the Company’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

12.4.	The Company Confidential Information. Yissum undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain in confidence, and shall not use the Company Confidential Information other than for the purposes of this Agreement. Yissum undertakes not to convey or disclose any of the Company Confidential Information to any third party without the prior written permission of the Company. Yissum shall treat such Company Confidential Information with the same degree of care and confidentiality that each of them maintains and protects its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

12.5.	Notwithstanding the foregoing, Yissum may only disclose the Company Confidential Information:

(a)	to the University and to those of the Representatives of Yissum and/or the University who have a “need to know” such information as necessary for the exercise of Yissum’s rights or performance of Yissum’s obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement; and

(b)	to any competent authority in connection with the filing and prosecution of patent applications relating to the Licensed Technology, or in the fulfillment of a legal duty owed to any competent authority; and

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

(c)	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that Yissum promptly notifies the Company thereof in order to enable the Company to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with Yissum’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

12.6.	Both Parties shall be responsible and liable to each other for any breach by its Representatives, Affiliates, Subcontractors, Sublicensees and investors of the undertakings of confidentiality set forth in this Section 12 as if such breach were a breach by either Party itself.

12.7.	Without prejudice to the foregoing, the Company shall not mention the name of the University, Yissum or the Researcher, unless required by law, in any manner or for any purpose in connection with this Agreement, the subject of the Research or any matter relating to the Licensed Technology, without obtaining the prior written consent of Yissum.

12.8.	Neither Party shall issue any press release or other media statement regarding the execution, existence or terms of this Agreement or any developments of the Licensed Technology without the prior written approval of the other Party.

12.9.	The provisions of this Section shall be subject to permitted publications pursuant to Section 13 below.

13.	Publications

13.1.	Yissum shall ensure that no publications in writing, in scientific journals or orally at scientific conventions relating to the Licensed Technology, the Development Plan, the Development Results or the Product, which are subject to the terms and conditions of this Agreement, are published by it or the Researcher, without first submitting such proposed publication to the Company for its written consent at least thirty (30) days prior to submitting it the journal or other forum.

13.2.	The Company undertakes to reply to any such request for publication by Yissum within thirty (30) days of its receipt of a request in connection with the publication of articles in scientific journals, and within seven (7) days of its receipt of a request in connection with article abstracts. The Company may only decline such a request upon reasonable grounds, which shall be fully detailed in writing, requiring the postponement of such publication because it contains patentable subject matter for which patent protection should be sought, or the removal of any Company Confidential Information.

13.3.	Should the Company decide to object to publication as provided in sub- Section 13.2, the publication shall be postponed for a period of not more than three (3) months from the date the publication was sent to the Company, to enable the filing of an appropriate patent application, or until the removal of the Company Confidential Information. Thereafter, the publication will automatically be permitted.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

13.4.	The provisions of this Section 13 shall not prejudice any other right, which Yissum has pursuant to this Agreement or at law.

13.5.	For the avoidance of doubt, the prohibitions with respect to disclosure and publication set out in Sections 12 and 13 shall not apply to internal research and educational activities at the University for the Researcher and University employees provided that such persons are subject to written obligations of confidentiality substantially similar to those set forth in Section 12.

14.	Warranties, Liability and Indemnity

14.1.	YISSUM WARRANTS TO THE COMPANY THAT IT HAS NOT RECEIVED ANY WRITTEN CLAIMS THAT THE LICENSED TECHNOLOGY INFRINGES THE INTELLECTUAL PROPERTY OF A THIRD PARTY. EXCEPT AS STATED HEREIN AND TO THE EXTENT PERMITTED BY THE APPLICABLE LAW, YISSUM MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY. IN PARTICULAR, YISSUM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED A REPRESENTATION OR WARRANTY BY YISSUM AS TO THE VALIDITY OF ANY OF THE LICENSED PATENTS OR THEIR REGISTRABILITY OR OF THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE LICENSED TECHNOLOGY. YISSUM HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER YISSUM NOR THE RESEARCHER, NOR THE UNIVERSITY, NOR THE REPRESENTATIVES OF YISSUM AND/OR OF THE UNIVERSITY SHALL HAVE ANY LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY, WITH THE EXECPTION OF DAMAGES DIRECTLY CAUSED BY YISSUM’S BREACH OF CONTRACT ,FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE WHETHER DIRECT OR INDIRECT, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THIS AGREEMENT AND/OR THE EXERCISE OF THE LICENSE, INCLUDING, (i) THE PRODUCTION, MANUFACTURE, USE, PRACTICE, LEASE, OR SALE OF ANY PRODUCT; (ii) THE USE OF THE LICENSED TECHNOLOGY; OR (iii) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

14.2.	IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF THEIR AFFILIATES OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY EITHER PARTY OR ITS AFFILIATES OR ANY THIRD PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

14.3.	The Company shall be liable for any loss, injury or damage whatsoever caused directly or suffered by its employees or any Representatives of Yissum or the University (including the Researcher and his/her team), or to any third party by reason of the Company’s acts or omissions pursuant to this Agreement or by reason of any use made by the Company, its Representatives, Affiliates, Subcontractors, and the Sublicensees and their respective business associates and customers of the Licensed Technology, the Development Results or any Product or exercise of the License.

14.4.	The Company undertakes to compensate, indemnify, defend and hold harmless Yissum, the University, and any of their respective Representatives (including the Researcher and his/her team) (herein referred to jointly and severally as “Indemnitees”) from and against any claim, investigation or liability including, product liability, damage, loss, costs and expenses, including legal costs, attorneys’ fees and litigation expenses, incurred by or imposed upon the Indemnitees by direct reason of any acts or omissions of the Company, its Representatives, Affiliates, Subcontractors, and the Sublicensees, or which derive from the development, manufacture, marketing, sale, use or other exploitation, or sublicensing (as applicable) of any Product, or Licensed Technology, or the exercise of the License.

The Company shall ensure that its Sublicensees shall provide undertakings of indemnification which shall also be given also in favor of, and shall be actionable by Yissum, the University and any director, officer or employee of Yissum or of the University, and by the Researcher.

14.5.	As of the date it obtains third party funding for the Research, the Company shall procure and maintain throughout the Territory at all relevant times during the Term of this Agreement insurance of a kind and in an amount customary for companies in the Company’s business that develop and commercialize products similar to the Products..

The insurance coverage required above shall not be construed to create a limit of the Company’s liability with respect to its indemnification obligations under this Section 14.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

14.6.	Subject to Section 14.5 above, the Company shall provide Yissum with written evidence of such insurance upon request. The Company shall provide Yissum with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance. If the Company does not obtain replacement insurance providing comparable coverage within such thirty (30) day period, Yissum shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.

14.7.	The Company shall maintain, at its own expense, liability insurance as set forth in Section 14 above, beyond the expiration or termination of this Agreement as long as a Product relating to or developed pursuant to this Agreement is being commercially distributed or sold by the Company, an Affiliate or a Sublicensee, and thereafter as required by applicable laws.

15.	Termination of the Agreement

15.1.	Unless otherwise agreed by the Parties in writing, this Agreement shall terminate upon the occurrence of the later of the following: (i) the date of expiry of the last of the Licensed Patents anywhere in the Territory; (ii) the date of expiration of the last exclusivity on a Product granted by a regulatory or government body within the Territory; (iii) the expiry of a continuous period of fifteen (15) years during which there shall not have been a First Commercial Sale of any Product in any country in the Territory; and (iv) if the Company elects to obtain an exclusive license to the Know-How pursuant to Section 4 above - the date of expiry of the period of such exclusive license.

15.2.	Without prejudice to the Parties’ rights pursuant to this Agreement or at law, either Party may terminate this Agreement by written notice to the other in any of the following cases:

15.2.1.	immediately upon such written notice, if: (i) the other Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days; or (ii) a receiver or liquidator is appointed for the other Party; or (iii) the other Party enters into winding up or insolvency or bankruptcy proceedings. Each of the Parties undertakes to notify the other within seven (7) days if any of the abovementioned events occur; or

15.2.2.	upon breach of this Agreement, where such breach has not been remedied within thirty (30) days from the breaching Party’s receipt of written notice from the non-breaching Party requiring such remedy.

15.3.	In addition to the above, and without prejudice to Yissum’s rights pursuant to this Agreement or at law, Yissum shall be entitled to terminate this Agreement immediately upon written notice to the Company in the following circumstances:

15.3.1.	failure to meet the requirements of Section 3.3 above;

15.3.2.	failure to comply with the requirements of Section 5.6 above;

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

15.3.3.	if an attachment is made over the Company’s assets or if execution proceedings are taken against the Company and the same are not set aside within thirty (30) days of the date the attachment is made or the execution proceedings are taken or the Company seeks protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors and such act is not cancelled within thirty (30) days of the performance thereof;

15.3.4.	uncured lapse of insurance coverage under Section 14 above;

15.3.5.	failure to defend against third party claims as required under Section 11 above; or

15.3.6.	if the Company, its Affiliate or a Sublicensee initiates, supports or makes a Challenge Proceeding as detailed in Section 11.2 above;

15.4.	Upon termination of this Agreement for any reason other than the expiration of its term, the License shall terminate, the Licensed Technology and all rights included therein shall revert to Yissum, and Yissum shall be free to enter into agreements with any other third parties for the granting of a license or to deal in any other manner with such right as it shall see fit at its sole discretion.

The Company shall return or transfer to Yissum, within fourteen (14) days of termination of the License, all material, in soft or hard copy, relating to the Licensed Technology or Products connected with the License, and it may not make any further use thereof. In case of termination as set out herein, the Company will not be entitled to any reimbursement of any amount paid to Yissum under this Agreement. Yissum shall be entitled to conduct an audit in order to ascertain compliance with this provision and the Company agrees to allow access to Yissum or its representatives for this purpose.

15.5.	The Company will prepare and present all regulatory filings necessary or appropriate in any country and will obtain and maintain any regulatory approval required to market Products in any such country, at all its own expense. Company will solely own all right, title and interest in and to all such regulatory approvals and filings; provided, however, that (a) Company will provide copies thereof to Yissum on an on-going basis; and (b) without derogating from Company’s assignment undertaking in this Section 15.5 below, upon termination of the License, Company agrees that Yissum shall have the right, on its own or via third parties, to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Company and its Affiliates with any regulatory authority in furtherance of applications for regulatory approval in the relevant country with respect to Products.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

15.6.	Upon the termination of the Agreement for any reason other than the expiration of its term or due to an uncontested, uncured breach by Yissum (as set forth in Section 15.2.2 above), the Company shall transfer and assign to Yissum all of the Development Results and any information and documents, in whatever form, relating thereto, including any data, results, and all data contained in any of the foregoing and files that relate to the Licensed Technology or the Product(s) (collectively, the “Assigned Development Results”). The Company shall fully cooperate with Yissum to effect such transfer and assignment and shall execute any document and perform any acts required to do so.

Without derogating from the force and effect of the foregoing assignment undertaking, the Parties acknowledge and agree that if under applicable law the aforesaid assignment undertaking will not be fully enforceable, then the part (if any) of such undertaking which is enforceable shall remain in full force and effect, and the part (or whole) which is not enforceable shall be automatically replaced with an irrevocable grant by the Company to Yissum, binding upon all of the Company’s acquirers, successors and assignees, of an unrestricted, perpetual, irrevocable, worldwide, royalty-free, license to use, exploit, transfer and sublicense (on a multi-tier basis) the Assigned Development Results, for any and all purposes and uses. To the extent permitted by applicable law, such license will be exclusive.

In the event that the Development Results transferred and assigned to Yissum as set forth in this sub-Section 15.6 shall be licensed to a third party and shall generate license fees or royalties and/or sublicense fees to Yissum or Yissum’s designate or any assignee, then subject to the Company having complied and continuing to comply with all its obligations under this Agreement which remain in existence following termination of the License as aforesaid, Yissum shall pay to the Company twenty percent (20%) of the Net Proceeds actually received by Yissum or Yissum’s designate or any assignee in respect of such license to such third party, until such time as the Company shall have received, in aggregate, the full amount of the documented capital investment actually expended out-of-pocket by the Company in order to generate the Development Results, less (c) any amounts received or receivable by the Company from third parties in connection with the Licensed Technology or Development Results prior to the transfer and assignment of the Development Results to Yissum; and (d) any amounts received by the Company or an Affiliate as grant from a governmental or non-profit institution (the “Development Reimbursement”). The actual amount of the Development Reimbursement shall be certified by external independent auditors agreed upon by the Parties. Yissum shall pay to the Company amounts, if any, payable under this sub-Section 15.6, within ninety (90) days of receipt of the relevant Net Proceeds.

For the purpose of this sub-Section 15.6, “Net Proceeds” means license fees and/or royalties or sublicense fees actually received by Yissum or Yissum’s designate or any assignee in respect of such license with a third party (excluding funds for research or development at the University, or payments for the supply of services) after deduction of all costs, fees and expenses incurred by Yissum in connection with such license (including, without limitation, unreimbursed patent costs, and all attorney’s fees and expenses and other costs and expenses in connection with the negotiation and conclusion of such license).

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Notwithstanding anything to the contrary in Section 11 (Confidentiality) or elsewhere in this Agreement, Yissum (on its own or via third parties) shall be entitled to freely exploit the Assigned Development Results without any obligation of confidentiality to the Company.

15.7.	Notwithstanding the foregoing, neither the termination of this Agreement for any reason nor the expiration of the License shall release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement’s termination or the License’s expiration. In the event that the Company terminates this Agreement, it shall be required to continue paying all Ongoing Patent Expenses for those Licensed Patents in existence on the date of notice of such termination, including expenses incurred by reason of examinations and extensions, for twelve (12) months following the effective date of such termination.

In addition, Sections 7, 8, 9, 12, 14, 15, 16 and 18 shall survive the termination of this Agreement to the extent required to effectuate the intent of the Parties as reflected in this Agreement.

16.	Law

16.1.	The provisions of this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed exclusively by laws of England and Wales without application of any conflict of law principles that direct that the laws of another jurisdiction should apply; and jurisdiction shall be granted to the competent court in London, England exclusively.

16.2.	Each Party agrees that any breach or threatened breach of the terms and conditions of this Agreement governing confidentiality or the exploitation and use of the Licensed Technology may cause irreparable harm, that may be difficult to ascertain and that monetary damages may not afford an adequate remedy. Accordingly, in addition to all other rights and remedies that may be available to the non-breaching Party under this Agreement or by law, such Party shall be entitled to seek, in the courts and under the law mutually agreed to in Section 16.1 above, injunctive relief without proof of damages.

17.	Miscellaneous

17.1.	Relationship of the Parties. It is hereby agreed and declared between the Parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employer- employee or principal-agent relationship or partnership relationship between the Company (or any of its employees) and Yissum. Each Party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

17.2.	Assignment. No Party may transfer or assign or endorse its rights, duties or obligations pursuant to this Agreement to another, without the prior written consent of the other Parties, which consent shall not be unreasonably denied, conditioned or delayed. Consent shall not be required if the assignment is made in a sale of all or substantially all of the Company’s assets, provided that the assignee commits to Yissum in writing that it will fulfill all the obligations of the Company pursuant to this Agreement subsequent to such assignment.

17.3.	No waiver. No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. The failure or delay of a Party to claim the performance of an obligation of another Party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

17.4.	Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

17.5.	Legal Costs. Each Party shall bear its own legal expenses involved in the negotiation and drafting of this Agreement.

17.6.	Disclosure of Agreements with Researcher. The Company shall disclose to Yissum any existing agreement or arrangement of any kind with the Researcher and or any representative of the Researcher, and shall not enter into any such agreement or arrangement without the prior written consent of Yissum.

17.7.	Taxes. Monetary amounts mentioned in this agreement do not include value added tax (“VAT”), or any duties or other taxes.

17.8.	Severability. The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision. In the event that the Parties fail to agree within thirty (30) days, the head of the Israeli Bar Association (on his/her own or via a representative that he/she appoints) (“Deciding Expert”) will determine the text of the alternative provision, and each Party shall bear its own costs and the Parties shall equally bear the fees and expenses of the Deciding Expert. Each Party agrees that the determination of the Deciding Expert will be non-appealable, final and binding.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

17.9.	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party and without fault of such Party, including fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except of such Party’s personnel), acts of God or acts, omissions or delays in acting by any governmental authority provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

17.10.	Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

17.11.	Binding Effect. This Agreement shall be binding upon the Parties once executed by both Parties and shall enter into force and become effective as of the Effective Date.

17.12.	Entire Agreement. This Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both Parties.

18.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile, electronic mail or by registered mail or served personally at the following addresses:

To Yissum at:

Yissum Research Development Company
of the Hebrew University of Jerusalem Ltd.

P.O. Box 39135,

Jerusalem 91390

Israel

Facsimile: 972-2-6586689

Email: [**]

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

To the Company at:

Virpax Pharmaceuticals, Inc.

IOl Lindenwood Drive, Suite 225

Malvern , PA 19355

USA

Facsimile: - - - - - - -

Email: [**]

or such other address furnished in writing by one Party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven (7) days after being posted by prepaid registered mail. Any notice sent by facsimile or electronic mail shall be deemed to have been received by the next business day after receipt of confirmation of transmission (provided that any notice terminating this Agreement which is sent by electronic mail shall be followed by a notice sent in any other manner provided herein).

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS

YISSUM	VIRPAX PHARMACEUTICALS, INC.

/s/ Aviv Shoher	/s/ Anthony Mack
By: Aviv Shoher	Anthony Mack
SVP BD	President CEO

I the undersigned, Prof. Yechezkel Barenholz, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum to ensure its ability to fulfill its obligations hereunder as set forth herein.

/s/ Yechezekal Barenholzz

Date signed

CONFIDENTIAL	EXECUTION COPY

Appendix A

LICENSED PATENTS

To be completed by Yissum within 60 days of the Effective Date

KNOW-HOW

To be completed by Yissum within 60 days of the Effective Date

YISSUM	VIRPAX PHARMACEUTICALS, INC.

By:	/s/ Yaron Daniely	By:	/s/ Anthony P. Mack
Name:	Yaron Daniely,	Name:	Anthony P. Mack
Title:	President & CEO	Title:	CEO & Chairman
Date:		Date:	August 9, 2019

/s/ Aviv T. Shoher
Aviv T. Shoher
SVP
Business Development

CONFIDENTIAL	EXECUTION COPY

Appendix B

THE RESEARCH PROGRAM

ANTI-OPIATES PROJECT WORKPLAN

1.	Formulation development

[**]

YISSUM	VIRPAX PHARMACEUTICALS, INC.

By:	/s/ Yaron Daniely	By:	/s/ Anthony P. Mack
Name:	Yaron Daniely,	Name:	Anthony P. Mack
Title:	President & CEO	Title:	CEO & Chairman
Date:		Date:	August 9, 2019

/s/ Aviv T. Shoher
Aviv T. Shoher
SVP
Business Development

I the undersigned, Prof. Yechezkel Barenholz, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Yechezkel Barenholz	12.08.2019
Prof. Yechezkel Barenholz	Date signed

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Appendix C

THE DEVELOPMENT PLAN

[To be provided by the Company within sixty (60) days of the Effective Date]

YISSUM	VIRPAX PHARMACEUTICALS, INC.

By:	/s/ Yaron Daniely	By:	/s/ Anthony P. Mack
Name:	Yaron Daniely,	Name:	Anthony P. Mack
Title:	President & CEO	Title:	CEO & Chairman
Date:		Date:	August 9, 2019

/s/ Aviv T. Shoher
Aviv T. Shoher
SVP
Business Development

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

Appendix D

JOINT PATENT ASSIGNMENT LETTER

ASSIGNMENT AGREEMENT

Made as a Deed

This ASSIGNMENT AGREEMENT (the “Agreement”) is made this 11th day of August 2019, by and between Yissum Research Development Company of the Hebrew University of Jerusalem Ltd., Hi-Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem, Israel on the one hand (“Yissum”) and Virpax Pharmaceuticals, Inc., of 101 Lindenwood Drive, Suite 225, Malvern, PA 19355 USA on the other hand (the “Company”). Yissum and the Company shall be referred each as a “Party”, and together as the “Parties”.

WHEREAS,	on August 11, 2019, the Parties signed a Research and License Agreement (the “R&L Agreement”), according to which the Company received, among other things, a License to the Licensed Patents; and

WHEREAS,	pursuant to the R&L Agreement, certain inventions have been or shall/may be registered jointly in the name of Yissum and the Company and shall be regarded as Joint Patents; and

WHEREAS,	the Parties have agreed that, upon the occurrence of certain Events (as defined below), the Company shall assign and transfer to Yissum its title and ownership in and to the Joint Patents and thereafter Yissum shall become the sole and exclusive owner of such Joint Patents; all in accordance with the terms and conditions of this Agreement;

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Preamble

1.1	The recitals hereto constitute an integral part hereof.

1.2	The headings of the sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.3	All capitalized terms not defined herein shall have the meaning ascribed to such terms in the R&L Agreement.

1.4	In this Agreement the following expressions shall have the meanings appearing alongside them, unless the context otherwise requires:

“Effective Date” shall mean the date of occurrence of the earliest of the Events.

“Event(s)” shall mean a situation in which: (i) the Company passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within sixty (60) days; or (ii) a receiver or liquidator is appointed for the Company; or (iii) the Company enters into winding up or insolvency or bankruptcy proceedings; or (iv) the Company ceases operations; or (v) a Joint Patent has become a Relinquished Patent.

“Intellectual Property Rights” shall mean any and all rights relating to intellectual property, including without limitation, all inventions, patents and patent applications, including all re-issuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof.

“Relinquished Patent” shall mean a Joint Patent for which the Company fails to pay the expenses of the filing, prosecution, maintenance or any activity required by the patent office, relating thereto.

Certain identified information has been excluded because it is both not material and would likely cause competitive harm if publicly disclosed.

2.	Assignment of Joint Patents.

2.1	Upon the Effective Date, the Company shall assign, convey and transfer to Yissum, its successors and assigns, the entire right, title and interest in and to any Joint Patent(s), including all Intellectual Property Rights therein, and all rights and benefits under any applicable law, treaty or convention. Notwithstanding the foregoing, in case the Event relates solely to a Relinquished Patent, the aforementioned assignment shall relate only to such Relinquished Patent.

2.2	Subsequent to an assignment pursuant to this Agreement, the Company or its successors, legal representatives or assigns shall notify Yissum, its successors, legal representatives and assigns, of any facts known to it regarding said Joint Patents, testify in any legal proceeding, sign all lawful papers, execute all divisional, continuing, reissue and foreign applications, make all rightful oaths, and generally do everything possible to assist Yissum, its successors, legal representatives and assigns, to obtain and enforce proper protection, full ownership and rights of use for said Joint Patents in all countries.

2.3	In the event the Company, its successors, legal representatives or assigns fail to execute and deliver such documents and instruments within thirty (30) days of the receipt of Yissum’s request, Yissum is hereby authorized and appointed attorney-in-fact of and for the Company to make, execute and deliver any and all such documents and instruments.

3.	Governing Law and Jurisdiction. The provisions of this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed by the laws of England and Wales and exclusive jurisdiction shall be granted to the appropriate courts in London, England.

4.	Miscellaneous. This Agreement supersedes any prior understanding, agreement, practice or contract, oral or written, between the Parties with respect to the matters covered by this Agreement. This Agreement may not be modified except by written instrument signed by all Parties hereto. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. This Agreement shall be binding upon the Parties’ heirs, executors, administrators, successors, and assigns. The invalidity of any provision of this Agreement shall not result in the invalidity of the entire Agreement.

AS WITNESS THE HANDS OF THE PARTIES:

Virpax Pharmaceuticals, Inc. 101 Lindenwood Drive, Suite 225 Malvern, PA 19355 USA	Yissum Research Development Company of the Hebrew University of Jerusalem Ltd. Hi-Tech Park, Edmond J. Safra Campus, Givat Ram, P.O.B 39135, Jerusalem 91390, Israel

By:	/s/ Anthony P. Mack	By:	/s/ Yaron Daniely
Name:	Anthony P. Mack	Name:	Yaron Daniely,
Title:	CEO & Chairman	Title:	President & CEO
Date:	August 9, 2019	Date:

/s/ Aviv T. Shoher
Aviv T. Shoher
SVP
Business Development